NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 30, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

SulphCo, Inc.

Common Stock, $.001 Par Value

         Commission File Number - 001-32636

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years; and

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

(e)

Section 1003 (f)(v) of the Company Guide which states the Exchange will normally consider suspending dealings in, or remove from the list, a security trading at a price not suitable for auction market trading.

2.

The Common Stock (the “Common Stock”) of SulphCo, Inc. (the "Company" or SulphCo”) does not qualify for continued listing due to the following:

(a)

The Company has reported income/(losses) as follows:

Fiscal Year       Income/(Loss) from Continuing Operations      Net Income/(Loss)

2009

($11,021,000)

        ($12,016,000)

2008

($15,028,000)

        ($21,171,000)

2007

($16,599,000)

        ($24,362,000)

2006

($39,131,000)

        ($39,116,000)

2005

  ($8,466,000)

          ($9,428,000)

(b)

At March 31, 2011, the Company reported a stockholders’ deficit of ($956,000).

(c)

Since January 28, 2011, the Company’s common stock has not closed above $0.20 per share.

(d)

The Company filed a press release on May 31, 2011 announcing further workforce reductions and the continued pursuit of all strategic alternatives. The Company’s press release states that “Based on its current cash reserves the Company believes that it will be able to fund its cash requirements only into the early part of July 2011. Unless new financing is obtained in the immediate future, the Company may have to take additional actions, up to and including a bankruptcy filing”.

3.

In reviewing the eligibility of the Company's Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 30, 2010 the Company was notified by the Exchange that, following a review of its Form 10-Q for the quarter ended March 31,  2010, it was not in compliance with Section 1003(a)(iii) of the Company Guide.  In accordance with Section 1009 of the Company Guide, SulphCo was given the opportunity to submit a business plan by July 30, 2010 outlining its plan to regain compliance with the Exchange’s continued listing standards by December 30, 2011.

(b)

On July 29, 2010 SulphCo submitted its plan to regain compliance to the         Exchange (the “Plan”).

(c)

On September 20, 2010, the Exchange notified the Company that it accepted the Plan and granted the Company an extension until December 30, 2011 to regain compliance with the continued listing standards (the “Plan Period”). In addition, the Exchange notified the Company that, following a review of its Form 10-Q for the quarter ended June 30, 2010, it was not in compliance with Section 1003(a)(ii) of the Company Guide.

(d)

On December 14, 2010 the Company was notified by the Exchange that, following a review of its Form 10-Q for the quarter ended September 30,  2010, it was not in compliance with Section 1003(a)(iii) of the Company Guide. In addition, the Exchange advised SulphCo that because one of the key components of its Plan to regain compliance was terminated, the Company must submit an amended plan to address how it intends to regain compliance with continued listing standards by December 30, 2011.

(e)

On December 28, 2010 SulphCo submitted its amended plan to regain compliance to the Exchange (the “Amended Plan”).

(f)

On February 14, 2011 the Exchange notified the Company that it accepted the Amended Plan and would continue the extension granted in its letter dated September 20, 2010, subject to the initiatives set forth in the Amended Plan. The Company was advised it must regain compliance with Sections 1003(a)(i), (ii) and (iii) by December 30, 2011.  SulphCo was also advised that, as a result of its low selling price, the Company’s Common Stock may not be suitable for auction market trading and the Exchange deems it appropriate under the circumstances for the Company to effect a reverse stock split to address its low selling price.  If a reverse stock split is not completed within a reasonable amount of time after the notification, the Exchange may consider suspending dealings in, or removing from the list, the Company’s Common stock.

(g)

The Company filed a press release on May 31, 2011 announcing further workforce reductions and the continued pursuit of all strategic alternatives. The Company’s press release states that “Based on its current cash reserves the Company believes that it will be able to fund its cash requirements only into the early part of July 2011. Unless new financing is obtained in the immediate future, the Company may have to take additional actions, up to and including a bankruptcy filing”.

(h)

Based on Staff’s determination that the Company had not made progress consistent with the Amended Plan and that it was unreasonable to expect for the Company to regain compliance by the end of the Plan Period, via correspondence dated June 7, 2011, Staff notified the Company that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated June 7, 2011 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by June 14,  2011.

(i)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange's continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com. Further, a copy of this application has been forwarded to Mr. Stanley Farmer, President and Chief Financial Officer, of SulphCo, Inc.

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Amex LLC